Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Tiffany Kanaga (765) 740-0314 or tiffany.kanaga@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Fourth Quarter and Full Year 2024 Results
•Fourth Quarter 2024 Financial Results:
◦Revenue of $1,020 million, decreased 1% on a reported basis and increased 4% on an organic constant currency basis
◦Reported Net Loss of $8 million, Adjusted Net Income of $72 million
◦Adjusted EBITDA of $177 million, or 17.4% of Revenue, including an approximate $7 million foreign exchange (FX) headwind vs. late October rates
◦Reported EPS of $(0.02), Adjusted EPS of $0.14 including an approximate $0.01 FX headwind vs. late October rates
•Full Year 2024 Financial Results:
◦Exceeded innovation revenue target at $461 million
◦Revenue of $4,439 million, flat to prior year on a reported basis and up 3% on an organic constant currency basis
◦Reported Net Income of $338 million, Adjusted Net Income of $452 million
◦Adjusted EBITDA of $910 million, or 20.5% of Revenue
◦Reported EPS of $0.68, Adjusted EPS of $0.91
◦Net leverage ratio of 4.3x Adjusted EBITDA
•Full Year 2025 Guidance:
◦Unchanged vs. November outlook except incorporating estimated FX headwind of $110 million to revenue, $45 million to Adjusted EBITDA, and $0.07 to Adjusted EPS; continue to expect accelerating organic constant currency revenue growth to mid-single digits
◦Raising 2025 innovation revenue target to $640 to $720 million
◦Revenue of $4,445 to $4,510 million
◦Reported Net (Loss) Income of $(25) to $7 million, Adjusted EBITDA of $830 to $870 million
◦Reported (Loss) Earnings Per Share of $(0.05) to $0.01, Adjusted EPS of $0.80 to $0.86

GREENFIELD, IN (February 25, 2025) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported its financial results for the fourth quarter and full year 2024 and provided initial guidance for both the first quarter and full year 2025.

"Elanco delivered a strong finish to 2024, achieving our sixth consecutive quarter of organic constant currency revenue growth — with the fourth quarter up 4% — and building momentum as we head into 2025," said Jeff Simmons, President and CEO of Elanco Animal Health. "For the year we grew in both Pet Health and Farm Animal, in our top five product franchises, and in nine of our top 10 countries, all on an organic constant currency basis, demonstrating the broad-based strength of our diverse portfolio. We exceeded our innovation revenue target for 2024 and raised the goal for 2025, with six potential blockbuster products now launched and reinforcing our confidence in mid-single digit organic constant currency revenue growth this year. We generated over half a billion dollars of operating cash flow in 2024, doubling from the prior year through working capital discipline. Employee engagement is at a four-year high and our teams are already off to a fast start in 2025, focused on delivering a successful year and creating long-term value."

Select Business Highlights Since the Last Earnings Call
•Launched and shipped Credelio Quattro™ in January
•Achieved Zenrelia™ use in over 8,000 U.S. clinics, representing penetration of nearly 30%; momentum driving acceleration of direct-to-consumer and other targeted marketing in January; launched in Japan in November and Canada in January
•Received conditional approval in Canada for canine parvovirus monoclonal antibody in January
•Strengthened U.S. Farm Animal leadership: #1 in beef, swine, and poultry(1)
•Achieved blockbuster status for Experior® in the U.S. alone; heifer clearance driving continued growth
•Carbon inset market proven as dairy farmers earned approximately $10 million for credits in 2024 created by using Rumensin®

(1) Per Q3 CEESA International Sales Survey (CISS). Updated quarterly survey occurs after animal health companies report earnings.
Financial Highlights

Fourth Quarter Results (dollars in millions, except per share amounts)	2024	2023	Change (%)	Organic CC Growth(1) (%)

Pet Health	$439	$416	6%	6%
Farm Animal	$570	$610	(7)%	2%
Cattle	$253	$249	2%	3%
Poultry	$213	$220	(3)%	(2)%
Swine	$104	$98	6%	7%
Aqua	$—	$43	(100)%
Contract Manufacturing and Other (2)	$11	$9	22%
Total Revenue	$1,020	$1,035	(1)%	4%
Reported Net Loss	$(8)	$(141)
Adjusted EBITDA	$177	$165	7%
Reported EPS	$(0.02)	$(0.29)
Adjusted EPS	$0.14	$0.08	75%

Full Year Results (dollars in millions, except per share amounts)	2024	2023	Change (%)	Organic CC Growth(1) (%)

Pet Health	$2,143	$2,104	2%	2%
Farm Animal	$2,250	$2,271	(1)%	4%
Cattle	$1,007	$949	6%	7%
Poultry	$796	$765	4%	5%
Swine	$366	$382	(4)%	(3)%
Aqua	$81	$175	(54)%
Contract Manufacturing and Other (2)	$46	$42	10%
Total Revenue	$4,439	$4,417	—%	3%
Reported Net Income (loss)	$338	$(1,231)
Adjusted EBITDA	$910	$979	(7)%
Reported EPS	$0.68	$(2.50)
Adjusted EPS	$0.91	$0.89	2%
(1) Organic CC Growth = Representing revenue growth excluding revenue from the aqua business, which the company divested July 9, 2024, and the impact of foreign exchange rates.
(2) Primarily represents revenue from arrangements in which the company manufactures products on behalf of a third party and royalty revenue.
Numbers may not add due to rounding.

Fourth Quarter Results:
In the fourth quarter of 2024, revenue was $1,020 million, a decrease of 1% on a reported basis and a 4% increase on an organic constant currency basis, compared with the fourth quarter of 2023.

Pet Health revenue was $439 million, an increase of 6% on both a reported and organic constant currency basis, with a 3% increase from price in the quarter. The year over year increase in the fourth quarter was primarily driven by contributions from the continued strength of our global over-the-counter (OTC) retail parasiticide business and key innovation products, including Zenrelia and Credelio Plus, which were partially offset by competitive pressures in the U.S. veterinary channel. The Advantage® Family of products and Seresto contributed revenue of $85 million and $50 million, respectively.

Farm Animal revenue was $570 million, a 7% decrease on a reported basis and a 2% increase on an organic constant currency basis. In addition to a 3% contribution from price in the fourth quarter, the year over year organic constant currency growth was also driven by the continued strong demand for Experior and Rumensin in the U.S., as well as strong demand in swine across multiple geographies. These factors were partially offset by the impact of the Kexxtone recall and our strategic "do different" approach in certain geographies.

Gross profit was $519 million, or 51% of revenue in the fourth quarter of 2024. Gross profit as a percent of revenue increased 80 basis points, primarily driven by price, mix, and manufacturing performance benefits, which were partially offset by the impact of the aqua divestiture, inflationary pressures, and foreign exchange headwinds.

Total operating expenses were $381 million for the fourth quarter of 2024. Marketing, selling and administrative expenses increased 3% to $300 million, and research and development expenses increased 3% to $81 million. The 3% increase in total operating expenses was primarily driven by employee related expenses and investments to support our expanding pet health business, which were partially offset by savings realized from our first quarter restructuring initiative.

Asset impairment, restructuring, and other special charges were $7 million in the fourth quarter of 2024, compared to $36 million in the fourth quarter of 2023. Charges recorded in the fourth quarter of 2024 primarily related to intangible asset impairments, while charges in the fourth quarter of 2023 were attributable to a $26 million non-cash write-down of an asset associated with a long-term manufacturing and supply agreement, and, to a lesser degree, costs associated with the implementation of new systems, programs, and processes due to the integration of Bayer Animal Health.

Net interest expense was $46 million in the fourth quarter of 2024, a decrease of 31% as compared to the fourth quarter of 2023. The decrease was driven by lower debt levels primarily enabled by use of proceeds from the aqua divestiture to pay down debt.

Other expense was $6 million in the fourth quarter of 2024 on a reported basis, inclusive of foreign currency losses and the impairment of a previously divested R&D platform, compared to expense of $34 million in the fourth quarter of 2023. Other expense recorded in the fourth quarter of 2023 reflected the impact from foreign currency transaction losses, which were most prominent for our Argentina subsidiary, and also included a $12.5 million accrual related to the previously disclosed SEC matter settled in November 2024.

The reported effective tax rate was 84.5% in the fourth quarter of 2024 compared to negative 11.1% in the fourth quarter of 2023. The adjusted effective tax rate was 26.2% in the fourth quarter of 2024 as compared to 39.7% in the fourth quarter of 2023. The tax rate in the fourth quarter of 2023 was negatively impacted by unfavorable discrete tax items.

Net loss for the fourth quarter of 2024 was $8 million and $0.02 per diluted share on a reported basis, compared with a net loss of $141 million and $0.29 per diluted share for the same period in 2023. On an adjusted basis, net income for the fourth quarter of 2024 was $72 million, as compared to $39 million for the fourth quarter of 2023, or $0.14 per diluted share, as compared to $0.08 per diluted share for the same period in 2023.

Adjusted EBITDA was $177 million in the fourth quarter of 2024, an increase of 7% compared to the fourth quarter of 2023. Adjusted EBITDA as a percent of revenue was 17.4% compared with 15.9% for the fourth quarter of 2023, an increase of 150 basis points.

Working Capital and Balance Sheet
Cash provided by operations was $177 million in the fourth quarter of 2024 compared to $157 million in the fourth quarter of 2023. The increase in cash from operations in the fourth quarter of 2024 reflects improved net income (loss) and improvements in net working capital.

As of December 31, 2024, Elanco’s net leverage ratio was 4.3x adjusted EBITDA, flat to September 30, 2024.

Financial Guidance
Elanco is providing financial guidance for the full year 2025, summarized in the following table, subject to the assumptions described below:

2025 Full Year (dollars in millions, except per share amounts)	Guidance

Revenue	$4,445	to	$4,510
Reported Net (Loss) Income	$(25)	to	$7
Adjusted EBITDA	$830	to	$870
Reported (Loss) Income per Share	$(0.05)	to	$0.01
Adjusted Earnings per Share	$0.80	to	$0.86

The company anticipates a headwind to revenue of approximately $110 million from the unfavorable impact of foreign exchange rates compared to prior year and since the November earnings call. Excluding the unfavorable impact of foreign exchange rates and the aqua divestiture, the company continues to expect revenue growth to accelerate to mid-single digits.

The company expects operating expenses to increase approximately 6% year over year in constant currency with strategic investment in the global launches of the innovation portfolio. Full year adjusted EBITDA includes an anticipated foreign exchange rate impact of approximately $45 million compared to prior year and since the November earnings call.

"We are focused on accelerating organic constant currency revenue growth for 2025, with continued efforts to improve our earnings potential and leverage profile," said Todd Young, Executive Vice President and CFO of Elanco Animal Health. "As we navigate a dynamic macroeconomic backdrop, we remain confident in the underlying drivers of the 2025 outlook provided during the November earnings call. The only adjustment we have made is for incremental currency headwinds using rates from earlier this month. We expect 2025 adjusted EBITDA to be more back half weighted than our historical cadence, with the stronger dollar and as our strategic investments in global launches drive the expected ramp for innovation revenue contributions."

2025 First Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,155	to	$1,180
Reported Net Income	$13	to	$41
Adjusted EBITDA	$240	to	$260
Reported Income per Share	$0.03	to	$0.08
Adjusted Earnings per Share	$0.29	to	$0.34

In the first quarter, the company expects a headwind to revenue of approximately $40 million from the unfavorable impact of foreign exchange rates compared to prior year. Excluding the unfavorable impact of foreign exchange rates and the aqua divestiture, the company expects 2% to 4% revenue growth.

The company expects operating expenses up 6% to 8% year over year in constant currency with strategic investment in the global launches of the innovation portfolio. First quarter adjusted EBITDA includes an expected foreign exchange rate impact of approximately $15 million compared to prior year.

The company expects first quarter adjusted effective tax rate to be in the mid-single digit range as a result of a discrete tax item that will also benefit the full-year expected tax rate of 21% to 22%.

The 2025 full year and first quarter financial guidance reflects foreign exchange rates as of earlier this month. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern Time today, during which company executives will review fourth quarter and full year 2024 financial and operational results, provide financial guidance for the full year and first quarter of 2025, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2025 full year and first quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D), regulatory approval and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;
•our dependence on the success of our top products;

•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence (AI) in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and restrict access to credit;
•changes in interest rates that adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to foreign and domestic economic, political, legal and business environments;
•risks related to foreign currency exchange rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposures;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;
•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to tariffs, trade protection measures or other modifications of foreign trade policy;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information;
•risks related to environmental, health and safety laws and regulations; and
•inability to achieve goals or meet expectations of stakeholders with respect to environmental, social and governance matters.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-

looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of divestitures and foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.

Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Elanco Animal Health Incorporated
Unaudited Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$1,020	$1,035	$4,439	$4,417
Costs, expenses, and other:
Cost of sales	501	516	2,003	1,931
Research and development	81	79	344	327
Marketing, selling and administrative	300	292	1,314	1,285
Amortization of intangible assets	130	138	527	548
Asset impairment, restructuring, and other special charges	7	36	150	127
Goodwill impairment	—	—	—	1,042
Gain on divestiture	—	—	(640)	—
Interest expense, net of capitalized interest	46	67	235	277
Other expense, net	6	34	18	75
(Loss) income before income taxes	$(51)	$(127)	$488	$(1,195)
Income tax (benefit) expense	(43)	14	150	36
Net (loss) income	$(8)	$(141)	$338	$(1,231)
(Loss) earnings per share:
Basic	$(0.02)	$(0.29)	$0.68	$(2.50)
Diluted	$(0.02)	$(0.29)	$0.68	$(2.50)
Weighted average shares outstanding:
Basic	494.4	492.8	494.0	492.3
Diluted	494.4	492.8	497.3	492.3

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gain on sale of assets and related costs, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sale of assets and related costs, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
We define adjusted EPS as adjusted net income (loss) divided by the number of weighted-average shares outstanding for the periods ended December 31, 2024 and 2023.
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define the net leverage ratio as net debt divided by trailing twelve month adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.
The following is a reconciliation of GAAP Reported for the three months ended December 31, 2024 and 2023, to selected Non-GAAP adjusted information:

	Three months ended December 31, 2024			Three months ended December 31, 2023
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Amortization of intangible assets	$130	$130	$—	$138	138	$—
Asset impairment, restructuring and other special charges (1)	7	7	—	36	36	—
Other expense, net (2)	6	11	(5)	34	18	16
(Loss) income before taxes	(51)	149	98	(127)	192	65
Income tax (benefit) expense (3)	(43)	(69)	26	14	(12)	26
Net (loss) income	$(8)	$80	$72	$(141)	$180	$39
(Loss) earnings per share:
basic	$(0.02)	$0.17	$0.15	$(0.29)	$0.37	$0.08
diluted	$(0.02)	$0.16	$0.14	$(0.29)	$0.37	$0.08
Adjusted weighted average shares outstanding:
basic	494.4	494.4	494.4	492.8	492.8	492.8
diluted (4)	494.4	498.4	498.4	492.8	494.9	494.9
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to reported GAAP measures for the three months ended December 31, 2024 and 2023, include the following:
(1)Adjustments of $7 million for the three months ended December 31, 2024, primarily related to intangible asset impairments. Adjustments of $36 million for the three months ended December 31, 2023, related primarily to a $26 million impairment of a contract asset related to a favorable supply agreement and charges associated with integration efforts and external costs related to the prior acquisition of Bayer Animal Health.
(2)Adjustments of $11 million for the three months ended December 31, 2024, primarily consisted of an $8 million write-down of the retained equity interest in our previously divested BiomEdit R&D platform and the impact of hyperinflationary accounting in Turkey. The adjustments of $18 million for the three months ended December 31, 2023, primarily related to an accrual for the potential settlement of a previously disclosed matter with the SEC ($12.5 million), a write-off of an acquisition-related tax indemnification receivable from Bayer ($10 million) and the impact of hyperinflationary accounting in Turkey ($5 million), partially offset by decreases related to contingent consideration payable ($8 million).
(3)Adjustments of $69 million for the three months ended December 31, 2024, represent the income tax expense associated with the adjusted items discussed above, partially offset by an $81 million increase in the valuation allowance recorded against our deferred tax assets during the period. Adjustments of $12 million for the three months ended December 31, 2023, represented the income tax expense associated with the adjusted items discussed above, partially offset by an $80 million increase in the valuation allowance recorded against our deferred tax assets during the period.
(4)During the three months ended December 31, 2024 and 2023, we reported a GAAP net loss and thus, potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted-average shares outstanding for purposes of calculating adjusted EPS include 4.0 million and 2.1 million, respectively, of common stock equivalents.

	Three Months Ended December 31,
	2024	2023
As reported diluted EPS	$(0.02)	$(0.29)
Amortization of intangible assets	0.26	0.28
Asset impairment, restructuring and other special charges	0.02	0.07
Other expense, net	0.02	0.04
Subtotal	0.30	0.39
Tax impact of adjustments (1)	(0.14)	(0.02)
Total adjustments to diluted EPS	$0.16	$0.37

Adjusted diluted EPS (2)	$0.14	$0.08
Numbers may not add due to rounding.
(1) 2024 and 2023 included favorable adjustments relating to increases in the valuation allowance recorded against our deferred tax assets of $0.16 per share in each period.
(2) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the year ended December 31, 2024 and 2023, to Selected Non-GAAP Adjusted information:

	Twelve months ended December 31, 2024			Twelve months ended December 31, 2023
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales	$2,003	$—	$2,003	$1,931	$2	$1,929
Amortization of intangible assets	527	527	—	548	548	—
Asset impairment, restructuring and other special charges (1)	150	150	—	127	127	—
Goodwill impairment	—	—	—	1,042	1,042	—
Gain on divestiture	(640)	(640)	—	—	—	—
Interest expense, net of capitalized interest (2)	235	12	223	277	—	277
Other expense, net (3)	18	15	3	75	42	33
Income (loss) before taxes	488	64	552	(1,195)	1,761	566
Income tax expense (4)	150	50	100	36	(91)	127
Net income (loss)	$338	$114	$452	$(1,231)	$1,670	$439
Earnings (loss) per share:
basic	$0.68	$0.23	$0.91	$(2.50)	$3.39	$0.89
diluted	$0.68	$0.23	$0.91	$(2.50)	$3.39	$0.89
Adjusted weighted average shares outstanding:
basic	494.0	494.0	494.0	492.3	492.3	492.3
diluted (5)	497.3	497.3	497.3	492.3	493.7	493.7
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to reported GAAP measures for the year ended December 31, 2024 and 2023, include the following:
(1)Adjustments of $150 million for the year ended December 31, 2024, principally included impairment charges of $53 million related to a pet health IPR&D asset (IL-4R) and $15 million of asset impairments tied to the financial difficulties of a former contract manufacturing supply partner, $44 million of costs associated with our restructuring plan announced in February 2024 and $18 million of transaction costs related to the sale of our aqua business. Adjustments of $127 million for the year ended December 31, 2023, primarily related to $93 million of charges associated with the integration efforts and external costs related to the acquisition of Bayer Animal Health and a $26 million impairment of a contract asset related to a favorable supply agreement.
(2)Adjustments of $12 million for the year ended December 31, 2024, were attributable to the write-off of previously deferred financing costs associated with our Term Loan debt, given accelerated principal repayments made in 2024.
(3)Adjustments of $15 million for the year ended December 31, 2024, primarily consisted of an $8 million write-down of the retained equity interest in our previously divested BiomEdit R&D platform and the impact of hyperinflationary accounting in Turkey. Adjustments of $42 million for the year ended December 31, 2023, included settlement provisions related to the Seresto class action lawsuits ($15 million), an accrual for the potential settlement of a previously disclosed matter with the SEC ($12.5 million), a write-off of an acquisition-related tax indemnification receivable from Bayer ($10 million) and the impact of hyperinflationary accounting in Turkey ($7 million), partially offset by decreases in contingent consideration ($4 million).
(4)Adjustments of $50 million for the year ended December 31, 2024, represent the income tax expense associated with the gain on divestiture of our aqua business ($170 million), offset by the income tax affects associated with the other adjusted items reflected above and a decrease in the valuation allowance recorded against our deferred tax assets during the period ($77 million). Adjustments of $91 million for the year ended December 31, 2023, represent the income tax affects associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($93 million).
(5)During the year ended December 31, 2023, we reported a GAAP net loss and thus, potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same period, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted-average shares outstanding for purposes of calculating adjusted EPS include 1.4 million of common stock equivalents.

	Twelve Months Ended December 31,
	2024	2023
As reported diluted EPS	$0.68	$(2.50)
Amortization of intangible assets	1.06	1.11
Asset impairment, restructuring and other special charges	0.30	0.26
Goodwill impairment	—	2.11
Gain on divestiture	(1.29)	—
Interest expense, net of capitalized interest	0.03	—
Other expense, net	0.03	0.09
Subtotal	$0.13	$3.57
Tax impact of adjustments (1)	0.10	(0.18)
Total adjustments to diluted EPS	$0.23	$3.39

Adjusted diluted EPS (2)	$0.91	$0.89
Numbers may not add due to rounding.
(1) 2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.19 per share).
(2) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net (loss) income, enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP net (loss) income for the three and twelve months ended December 31, 2024 and 2023, to EBITDA, adjusted EBITDA and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Reported net (loss) income	$(8)	$(141)	$338	$(1,231)
Net interest expense	46	67	235	277
Income tax expense (benefit)	(43)	14	150	36
Depreciation and amortization	164	171	662	694
EBITDA	$159	$111	$1,385	$(224)
Non-GAAP Adjustments:
Cost of sales	$—	$—	$—	$2
Asset impairment, restructuring and other special charges	7	36	150	127
Goodwill impairment	—	—	—	1,042
Gain on divestiture	—	—	(640)	—
Other expense, net	11	18	15	42
Accelerated depreciation and amortization(1)	—	—	—	(10)
Adjusted EBITDA	$177	$165	$910	$979
Adjusted EBITDA Margin	17.4%	15.9%	20.5%	22.2%
Numbers may not add due to rounding.
(1) Represents depreciation and amortization of certain assets that was accelerated during the period presented. These assets became fully depreciated and amortized during the second quarter of 2023. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges, but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.
The following is a reconciliation of gross debt to net debt as of December 31, 2024:

Long-term debt	$4,277
Current portion of long-term debt	44
Less: Unamortized debt issuance costs	(28)
Total gross debt	4,349
Less: Cash and cash equivalents	468
Net Debt	$3,881

Elanco Animal Health Incorporated
2025 Full Year and First Quarter Guidance
Reconciliation of 2025 full year reported EPS guidance to 2025 adjusted EPS guidance is as follows:

	Full Year 2025 Guidance
Reported (loss) income per share	$(0.05)	to	$0.01
Amortization of intangible assets	Approx. $1.02
Asset Impairment, restructuring and other special charges	$0.05	to	$0.03
Other expense, net	$0.03	to	$0.04
Subtotal	$1.10	to	$1.09
Tax impact of adjustments	$(0.25)	to	$(0.24)
Total adjustments to EPS	$0.85	to	$0.85
Adjusted earnings per share(1)	$0.80	to	$0.86
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2025 reported net (loss) income to 2025 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2025 Guidance
Reported net (loss) income	$(25)	to	$7
Net interest expense	Approx. $200
Income tax expense (benefit)	$(18)	to	$(6)
Depreciation and amortization	Approx. $640
EBITDA	$792	to	$842
Non-GAAP Adjustments
Asset impairment, restructuring and other special charges	Approx. $20
Other expense, net	Approx. $15
Adjusted EBITDA	$830	to	$870
Adjusted EBITDA margin	18.7%	to	19.3%
Numbers may not add due to rounding.

Reconciliation of 2025 first quarter reported EPS guidance to 2025 first quarter adjusted EPS guidance is as follows:

	First Quarter 2025 Guidance
Reported income per share	$0.03	to	$0.08
Amortization of intangible assets	Approx. $0.26
Asset impairment, restructuring and other special charges	$0.03	to	$0.02
Other Expense, Net	$0.01	to	$0.01
Subtotal	$0.30	to	$0.29
Tax impact of adjustments	$(0.03)	to	$(0.03)
Total adjustments to EPS	$0.27	to	$0.26
Adjusted earnings per share(1)	$0.29	to	$0.34
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2025 first quarter reported net income to 2025 first quarter adjusted EBITDA guidance is as follows:

$ millions	First Quarter 2025 Guidance
Reported net income	$13	to	$41
Net interest expense	Approx. $45
Income tax expense (benefit)	$0	to	$(3)
Depreciation and amortization	Approx. $160
EBITDA	$219	to	$244
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $15
Other Expense, Net	Approx. $5
Adjusted EBITDA	$240	to	$260
Adjusted EBITDA margin	21.0%	to	22.2%
Numbers may not add due to rounding.